EXHIBIT 2.1

Distribution Business Sale
Agreement

Australia Meat Holdings Pty Limited

McKey Distribution Pty Limited

Keystone Foods Pty Limited

Sale of Distribution Business of FJ Walker Foods

Allens Arthur Robinson
Riverside Centre
123 Eagle Street
Brisbane QLD 4000
Tel 61 7 3334 3000
Fax 61 7 3334 3444
www.aar.com.au

© Copyright Allens Arthur Robinson 2005

Distribution Business Sale Agreement

Table of Contents

1.	Definitions and Interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	10
	1.3	Knowledge and awareness as to Warranties	11
	1.4	Consents or approvals	11
	1.5	Method of payment	11
	1.6	Interest on amounts payable	12
2.	Conditions Precedent		12
	2.1	Conditions Precedent	12
	2.2	Parties must co-operate	13
	2.3	Specific obligations of co-operation	12
	2.4	Waiver	13
	2.5	Agreement null and void	13
3.	Sale of Distribution Business		14
	3.1	Sale and purchase	14
	3.2	Title and property	14
	3.3	Assumed Liabilities	14
4.	Price and Payment		14
	4.1	Payments	14
	4.2	Set off of payments	14
5.	Warranties		14
	5.1	Warranties	14
	5.2	Other warranties and conditions excluded	14
	5.3	When representations and warranties given	14
	5.4	Disclosures	15
	5.5	Conditions of payment and Claims	15
	5.6	Purchaser’s and Guarantor’s acknowledgments	16
	5.7	Statutory Actions	17
	5.8	Notification of breach of Warranty evident before Completion	17
	5.9	Notification of Warranty breach before Completion by Vendor	18
	5.10	Election on breach of Warranty evident before Completion	18
	5.11	Warranty evident after Completion	18
	5.12	Proceedings in respect of a claim	19
	5.13	Reduction of Purchase Price	19
	5.14	Remedies for breach of Warranty following Completion	19
6.	Conduct of Distribution Business before Completion		19
	6.1	Restrictions on the Vendor	19
	6.2	Factors relevant to Vendor’s obligations	20
	6.3	Access	20
	6.4	Conditions of Access	21
	6.5	Purchaser’s Acknowledgments	21
	6.6	Trading Stock	21

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Distribution Business Sale Agreement

	6.7	Pre-Completion Statement	22
	6.8	Termination by the Purchaser for breach	22
	6.9	Fuel Tank	22
7.	Completion		22
	7.1	Completion place	22
	7.2	Payment of Purchase Price	22
	7.3	Obligations of the Vendor on Completion	22
	7.4	Motor Vehicles	24
	7.5	Completion of sale and purchase	24
	7.6	Purchaser must cooperate	24
	7.7	Restrictions on name of the Distribution Business	24
	7.8	Obligations of the Purchaser on Completion	25
	7.9	Back to Back Guarantee	25
	7.10	Transfer of Asset to Correct Purchaser	25
	7.11	Return of Excluded Contracts	26
8.	Contracts, Real Property Leases and Equipment Leases		26
	8.1	Purchaser entitled to benefit of Contracts	26
	8.2	Novation or Assignment of Contracts	26
	8.3	Assumption of responsibility for Contracts, Real Property Leases and Equipment Leases	26
	8.4	Where assignment impossible, terminate or subcontract	26
	8.5	Purchaser’s indemnity	27
	8.6	Novation Agreements	27
9.	Assumed Liabilities of the Distribution Business		27
	9.1	Assumption of Assumed Liabilities	27
	9.2	Indemnity in respect of Assumed Liabilities	28
10.	Employees		28
	10.1	Purchaser must offer employment to all Employees	28
	10.2	Terms and conditions of offers	28
	10.3	Consequences of acceptance of offers	28
	10.4	Best endeavours to encourage Employees to accept	29
	10.5	Continuity of service	29
	10.6	Purchaser’s liabilities from Completion	29
	10.7	Continuity of Employment	29
	10.8	Non-Acquired Employees	29
	10.9	Vendor’s general Indemnity	29
	10.10	Purchaser’s general Indemnity	30
	10.11	List of Employees	30
11.	Superannuation		30
	11.1	Transfer of employees to new fund	30
12.	Post-Completion Adjustments		30
	12.1	Post-Completion Adjustments	30
	12.2	Payment	31
	12.3	Supporting Evidence for Adjustment	31

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Distribution Business Sale Agreement

	12.4	Disputes Resolution	31
	12.5	Time for Payment	32
	12.6	Access to Information	33
13.	Purchaser Warranties and Guarantor Warranties		33
	13.1	Purchaser Warranties	33
	13.2	Guarantor Warranties	33
	13.3	Continued operation	33
	13.4	Condition of Claims	33
14.	Books and Records		33
15.	Confidentiality		34
	15.1	Confidentiality	34
	15.2	Purchaser’s investigation	34
	15.3	Exceptions	34
	15.4	Public announcements	34
	15.5	Confidentiality agreement unaffected	34
	15.6	Purchaser Bound by confidentiality agreement	34
16.	Costs and Stamp Duty		35
17.	GST		35
	17.1	Supply of a going concern	35
	17.2	GST to be added to amounts payable	35
	17.3	Liability net of GST	35
	17.4	Revenue exclusive of GST	35
	17.5	Cost exclusive of GST	36
	17.6	GST obligations to survive termination	36
18.	No Merger		36
19.	Assignment		36
20.	Further Assurances		36
21.	Entire Agreement		36
22.	No Waiver		36
23.	Notices		36
24.	Governing Law and Jurisdiction		38
25.	Guarantee		38
	25.1	Guarantee	38
	25.2	Liability unaffected by other events	38
	25.3	Continuing guarantee and indemnity	38
26.	Counterparts		38
27.	Personal Liability		39
Schedule 1			40
		Approvals	40
Schedule 2			40

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Distribution Business Sale Agreement

Intellectual Property	40
Schedule 3	40
Employees (as at 18 February 2005)	40
Schedule 4	40
Contracts	40
Schedule 5	40
Real Property Leases	40
Schedule 6	40
Vendor Warranties	40
Schedule 7	40
Assignment Deed	40
Schedule 8	40
Novation Deed	40
Schedule 9	40
Purchaser and Guarantor Warranties	40
Schedule 10	40
Guarantees	40
Schedule 11	40
Excluded Contracts	40
Schedule 12	40
Equipment Leases	40
Schedule 13	40
Finance Leases	40
Schedule 14	40
Transition Services Agreement Terms	40
Schedule 15	40
Data Room Index and Supplementary Data Room Indexes	40
Schedule 16	40
Examples of Working Capital Adjustment	40
Schedule 17	40
Current Assets and Current Liabilities	40

Page (iv)

Distribution Business Sale Agreement

Date	2005

Parties

1.	Australia Meat Holdings Pty Limited (ABN 14 011 062 338) registered in Queensland of 175 Riverview Road, Dinmore. Queensland (the Vendor).

2.	McKey Distribution Pty Limited (ACN 111 374 344) registered in Victoria of 26 Coominya Connection Road, Coominya, Queensland (the Purchaser).

3.	Keystone Foods Pty Limited (ABN 83 077 185 481) registered in Queensland of 26 Connection Road, Coominya, Queensland (the Guarantor).
Recitals

A	The Vendor carries on the Manufacturing Business and the Distribution Business under the name FJ Walker Foods.

B	The Vendor has, at the request of the Guarantor, agreed to sell the Distribution Business to the Purchaser, and the Purchaser has agreed to buy the Distribution Business from the Vendor, on the terms of this Agreement

C	The Vendor has separately agreed to sell the Manufacturing Business to OSI under the Manufacturing Business Sale Agreement.

D	In consideration of the Vendor agreeing to enter into this Agreement, the Guarantor has agreed to guarantee the obligations of the Purchaser under this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

ACCC means the Australian Competition and Consumer Commission.

Accounts means the unaudited accounts of the Vendor in respect of the Distribution Business as at and for the period to the Accounts Date, copies of which are included in the Disclosure Material

Accounts Date means 22 January 2005.

Acquired Employee has the meaning given in clause 10.3.

Adjustment Note has the meaning given by the GST Law.

Adjustment Time means midnight on the day before Completion occurs.

Distribution Business Sale Agreement

Approvals means the permits, licences, consents and other authorisations relating to the Distribution Business and the Assets, including the Key Approvals, as set out in Schedule

Assets means the assets owned by the Vendor and used for the purposes of conducting the Distribution Business at the Completion Date, including:

(a)	the goodwill of the Distribution Business;

(b)	the Plant and Equipment;

(c)	the benefit of the Approvals;

(d)	the benefit of the Contracts;

(e)	the benefit of the Equipment Leases;

(f)	the benefit of the Real Property Leases;

(g)	the Intellectual Property;

(h)	the Business Records;

(i)	all Trading Stock as at the Adjustment Time (whether then on or in transit to the Sites or elsewhere);

(j)	consumables;

(k)	practice and procedure manuals relating to the Distribution Business (other than those which are Excluded Assets);

(l)	all other assets of the Vendor directly referable to the Distribution Business;

(m)	all Claims made or brought by the Vendor in respect of any of the above Assets;

(n)	the benefit of the Finance Leases; and

(o)	the Receivables; and

(p)	any intellectual technology software owned by or licensed to the Vendor at the Completion Date, used solely by the Distribution Business or in both the Manufacturing and Distribution Businesses (for the avoidance of doubt, excluding intellectual technology software in relation to the payroll systems of the Vendor), but excluding the Excluded Assets.

Associate has the meaning defined in the Income Tax Assessment Act 1936 (Cth).

Assumed Liabilities means all Liabilities (however and whenever arising) at and after the Adjustment Time (even if they arise out of events, omissions, facts or circumstances occurring at or prior to the Adjustment Time) in relation to or in connection with the Assets or the Distribution Business, including (without limitation):

(a)	all Liabilities under the Contracts, the Equipment Leases, the Finance Leases, the Real Property Leases and accruals, including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable;

(b)	the Employee Entitlements as at the Adjustment Time; and

(c)	all Current Liabilities;

Distribution Business Sale Agreement

but excluding:

(d)	all credit amounts in the McDonald’s Reserve Account (which represent a Liability to McDonald’s at the Adjustment Time);

(e)	any Liabilities of the Vendor to third parties due to the default of the Vendor (including negligence, breach of statutory duty or other legal wrong); and

(f)	any Liabilities of the Vendor to a Related Body Corporate of the Vendor;

(g)	any non-current Liability of the Vendor not disclosed in the Disclosure Material or comprised in paragraphs (a) or (b);

(h)	any income tax or capital gains tax liabilities of the Vendor;

(i)	any GST payable and fringe benefits tax liability referred to in clauses 12.1(a)(i) and (ii);

(j)	amounts owing by the Distribution Business division of the Vendor to any other business division of the Vendor;

(k)	any Liabilities assumed by OSI under the Manufacturing Business Sale Agreement;

(l)	any Claims made or brought against the Vendor or the Purchaser comprising or in the nature of negligence, breach of statutory duty or other legal wrong;

(m)	Liabilities in relation to unpresented cheques in respect of which an adjustment has been made under clause 12.1(a)(iii); and

(n)	any Claims or Liabilities arising out of the removal of the underground fuel storage tank and the process of installation of a replacement aboveground tank at the Blacktown Site.

Blacktown Site means the land situated at 11 Bessemer Street, Blacktown described as Lot 46 on DP 826142 and Lot 101 on DP 873247, Parish of Prospect, County of Cumberland used at the date of this Agreement for both the Distribution Business and the Manufacturing Business.

Bonus Entitlement means the entitlement of an Employee arising under any of the bonus schemes known as “the Matrix “ or “the Swift & Company Bonus Scheme”, or under any award, certified agreement or other instrument governing employment.

Business Day means a day on which banks are open for business in Brisbane and Sydney.

Business Names means the business, trade and brand names specified in part 1 of schedule

Business Records means the books of account, accounts, records and data and other documents solely relating to the Distribution Business (but for clarification, not records relating to both the Manufacturing and Distribution Businesses) and/or the Assets, but excluding the Excluded Business Records.

Claim means, in relation to a party, a demand, claim, action or proceeding made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Completion means the completion by the parties of the sale and purchase of the Distribution Business under this Agreement as provided in clause 7.

Distribution Business Sale Agreement

Completion Date means the later of:

(a)	4 April 2005;

(b)	the date two Business Days after the satisfaction or waiver of the last of the Conditions Precedent other than the Condition Precedent in clause 2.1(e) to be satisfied or waived; and

(c)	such other date as the Vendor and the Purchaser agree.

Consideration has the meaning given by the GST Law.

Conditions Precedent has the meaning given in clause 2.1.

Contract means an oral or written contract, agreement or arrangement to which the Vendor is a party which:

(a)	relates solely to the Distribution Business; or

(b)	relates solely to the Distribution Business and the Manufacturing Business, but only to the extent that it relates to the Distribution Business and it is practicable to treat that part of the Contract as a contract separate from the arrangements in respect of the Manufacturing Business, being those contracts identified and listed in Part 2 of schedule, but not an Excluded Contract.

Corporations Act means the Corporations Act 2001(Cth).

Creditable Acquisition has the meaning given by the GST Law.

Current Assets means the current assets of the Distribution Business, including:

(a)	all trade debts, book debts and other such sums which are in the nature of working capital, due to the Vendor in connection with the Distribution Business but excluding any debit balance in the McDonald’s Reserve Account (representing an amount owing by McDonald’s to the Vendor) and any amount shown in the accounts of the Vendor as an amount owing by another division of the Vendor to the Distribution Business; and

(b)	the Trading Stock.

For clarification, Current Assets are intended to be only those items used to calculate the line item titled “Working Capital as Defined in the Agreement” in document number S5.FJW.011.001.0026 in the Data Room Documentation, a copy of which is attached in schedule

Current Liabilities means the current Liabilities of the Distribution Business, including all trade debts, book debts and other such sums which are in the nature of working capital, owing by the Vendor in connection with the Distribution Business but excluding any credit balance in the McDonald’s Reserve Account (representing an amount owing by the Vendor to McDonald’s) all Employee Entitlements, Bonus Entitlements and any amount shown in the accounts of the Vendor as an amount owing by the Distribution Business to another division of the Vendor.

For clarification:

(a)	Current Liabilities are intended to be only those items used to calculate the line item titled “Working Capital as Defined in the Agreement” in document number

Distribution Business Sale Agreement

S5.FJW.011.001.0026 in the Data Room Documentation, a copy of which is attached in schedule ;

(b)	unpresented cheques will be taken not to be paid and to be a Current Liability.

Data Room means the data room maintained (physically and electronically) by or on behalf of the Vendor by which the Purchaser and its officers, employees, agents, advisors and financiers have access to information and materials relating to the Assets and the Distribution Business.

Data Room Documentation means all documentation contained in the Data Room and listed in the Data Room index provided to the Purchaser or its representatives and any supplementary Data Room indexes provided to the Purchaser or its representatives, in all cases prior to the time of the parties entry into this Agreement set out in Schedule 17.

Disclosure Letter means any letter (identified as such) given by the Vendor to the Purchaser at least 2 Business Days prior to Completion in relation to the transaction contemplated by this Agreement, relating solely to matters which have arisen after the date of this Agreement (to avoid doubt, this means matters which were not required to be disclosed under the Warranties as at the date of this Agreement).

Disclosure Material means an item of information, communication or disclosure which is disclosed to the Purchaser or Keystone or their respective representatives prior to 5pm Brisbane time on 18 February 2005, or which is otherwise contained in the following categories of information:

(a)	the Data Room Documentation;

(b)	a Disclosure Letter;

(c)	all information publicly available by way of a search at the Australian Securities and Investments Commission and any Land Titles Office, conducted as at a date 2 Business Days prior to the date of this Agreement; and

(d)	all other information and data provided or communicated in writing to the Purchaser or Keystone or their respective officers, employees, agents, advisers or financiers in the course of any investigation any of them undertakes of the Assets and the Distribution Business in relation to the transaction contemplated by this Agreement or as part of considering whether to enter into that transaction.

Distribution Business means the food and related products distribution business carried on by the Vendor in Australia for McDonald’s at the Completion Date through its division known as FJ Walker Foods.

Domain Names means the domain names specified in part 3 of schedule.

Employee means an employee listed or described in schedule as amended pursuant to clause 10.11.

Employee Entitlements means all accrued entitlements of Acquired Employees as at the Adjustment Time, including accrued long service leave, annual leave, sick leave, rostered days off and Bonus Entitlements. For clarification:

(a)	The amount of the Employee Entitlements will be determined based on the accounts of the Vendor in respect of the Distribution Business (and in the case of Brett Jones, Simon

Distribution Business Sale Agreement

Lovell, Lyndsay Inman and Neville Rowe, the Vendor’s general accounts), not from the Vendor’s payroll system. However, as rostered days off to which Acquired Employees are entitled are not included in the accounts of the Vendor, the accrued entitlements of Acquired Employees to rostered days off at the Adjustment Time will be added to the amount of Employee Entitlements determined based on the accounts of the Vendor and those amounts taken together will constitute the Employee Entitlements; and

(b)	sick leave accrued in the Vendor’s payroll system for Acquired Employees but not included in the Vendor’s accounts (because it is only payable if an employee is ill) will not be an Employee Entitlement but will be the subject of a payment by the Vendor to the Purchaser pursuant to clause 7.3(b)(ii).

Equipment Leases means leases of, and agreements to hire, equipment (including motor vehicles) to the Distribution Business, including the Finance Leases and those identified and listed in schedule.

Excluded Assets means:

(a)	insurance policies and (except to the extent that they relate to Assumed Liabilities and on an occurrence basis relating to a date prior to Completion) the benefit of payments under them;

(b)	any future income tax benefits to which the Vendor is entitled;

(c)	assets which are “Assets” under the Manufacturing Business Sale Agreement;

(d)	any contracts, or other assets which relate to trading or administration divisions of the Vendor other than, or in addition to, the FJ Walker Foods division, even if those assets may also be used by the Distribution Business;

(e)	the Vendor’s contract with Amcor Packing (Australia) Pty Ltd to provide packaging for the Vendor’s entire business;

(f)	those parts of practice and procedural manuals relating to the Distribution Business which were created by Swift & Company (ie which contain material also relevant to businesses other than the Distribution Business);

(g)	any intellectual technology software owned by, or licensed to, the Vendor at the Completion Date and that is not used exclusively for the Distribution Business or not used exclusively for both the Manufacturing Business and Distribution Businesses;

(h)	the Excluded Contracts and the Excluded Business Records;

(i)	amounts owing by any other business division of the Vendor to the Distribution Business division of the Vendor;

(j)	bank accounts and amounts in them;

(k)	the Blacktown Site and all improvements, fixtures and fittings on it; and

(l)	all debit amounts in the McDonald’s Reserve Account, which represent a debt owing by McDonald’s.

Excluded Business Records means:

(a)	those Business Records the Vendor is required by law to retain;

Distribution Business Sale Agreement

(b)	all of the Vendor’s tax returns;

(c)	all records and documents relating to the Manufacturing Business or which relate to both the Manufacturing Business and the Distribution Business;

(e)	all records and documents relating to computer hardware or software of the Vendor unless used in connection with the Distribution Business.

Excluded Contracts means:

(a)	any agreement to the extent it relates to an Excluded Asset;

(b)	any agreement to the extent it relates to borrowings or other financial accommodation made available to the Vendor;

(c)	any foreign currency purchase, sale, hedge, swap or like agreement or arrangement;

(d)	any contract or arrangement of the Vendor which applies to its business, but which is not limited to the Distribution Business;

(e)	(without limiting the foregoing) the contracts listed in schedule,

but excludes a Contract listed in Part 2 of Schedule 4.

Expert, in relation to a dispute, means a person of appropriate reputation, standing and relevant experience in accounting who has no direct or indirect personal interest in the outcome of the dispute or the issue in respect of which they are consulted pursuant to this Agreement agreed by the parties or failing agreement within three Business Days of the dispute arising, nominated at the request of either the Vendor or the Purchaser by the President of the Institute of Chartered Accountants in Australia.

FBT Law means the Fringe Benefits Tax Act 1986 (Cth) and the Fringe Benefits Tax Assessment Act 1986 (Cth).

Finance Leases means the leases entered into pursuant to the agreements shown in schedule;

FJ Walker Meat Patties means meat patties manufactured by the Vendor at the Blacktown Site;

Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

GST has the meaning given by the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the GST Act, or if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Distribution Business Sale Agreement

Guarantees means the guarantees and securities given by the Vendor in connection with the Distribution Business as set out in schedule.

Guarantor Warranties means the representations and warranties in respect of the Guarantor set out in schedule.

Increased Cap Amount means $20 million less the aggregate of:

(a)	the amount of any damages for all breaches of warranty other than the warranty in clause of schedule; and

(b)	the amount of any damages for all breaches of warranty by the Vendor under the Manufacturing Business Sale Agreement.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of that same GST Group is entitled under the GST Law.

Intellectual Property means:

(a)	the Business Names;

(b)	the Trade Marks;

(c)	the Know How;

(d)	the Technical Data;

(e)	the Domain Names,

including any licence or other right to use or to grant the use of any of them or to be the registered proprietor or user of any of them, wherever subsisting in the world.

Interest Rate means the daily buying rate displayed at or about 10.30am (Sydney time) on the Reuters screen BBSW page for Australian bank bills of a three month duration.

Key Approval means an approval set out in Part 1 of schedule.

Key Contract means an agreement set out in Part 1 of schedule.

Keystone means Keystone Foods Pty Limited (ABN 83 077 185 481).

Know How means all the knowledge and information (whether contained in the Business Records or otherwise) which the Vendor has relating solely to the Distribution Business, but excluding any knowledge and information comprised in the Excluded Assets.

Liabilities means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Manufacturing Business means the meat manufacturing and processing business carried on by the Vendor at the Completion Date through its division known as FJ Walker Foods.

Manufacturing Business Sale Agreement means the agreement for the sale of the Manufacturing Business between the Vendor and OSI dated on or about the date of this Agreement.

McDonald’s means McDonald’s Australia Limited ABN 43 008 496 928.

Distribution Business Sale Agreement

McDonald’s Reserve Account means the Vendor’s reserve accounts in respect of its dealings with McDonald’s relating to the Distribution Business.

Member Transfer Date means the date agreed by the Vendor and the Purchaser that is no later than 3 months after the Completion Date.

Motor Vehicles means the motor vehicles forming part of the Plant and Equipment.

Non-Acquired Employee means an Employee who does not accept an offer of employment from the Purchaser made in accordance with this Agreement.

Non-Transferable Approval means each Approval which is not transferable.

Non-Transferable Key Approval means each Key Approval which is not transferable.

OSI means OSI International Foods (Australia) Pty Limited (ABN 42 076 945 116).

Plant and Equipment means the motor vehicles, plant, equipment, furniture and fittings (including spare parts for these), and such other plant and equipment used solely for the Distribution Business located at the Sites at the Completion Datethe precise details of which are to be agreed by the Vendor, the Purchaser and OSI prior to Completion.

Post-Completion Adjustment Date means the date the Vendor advises the Purchaser of the Post-Completion Adjustment Figure.

Post-Completion Adjustment Figure means the amount calculated in accordance with clause 12.1(a).

Public Authority means any of the following:

(a)	any government in any jurisdiction whether national, federal, state, regional, territorial or local;

(b)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority, or organisation of any government or any State owned enterprise;

(c)	any regulatory body.

Purchase Price means AUS$39,035,000 less the outstanding liabilities of the Vendor under the Finance Leases as at the Adjustment Time.

Purchaser Warranties means the representations and warranties in respect of the Purchaser in schedule.

Real Property Leases means the Real Property Leases specified in schedule.

Receivables means all trade debts, book debts and other such sums due to the Vendor as at the Adjustment Time in connection with the Distribution Business but, for clarification, does not include any debit balance in the McDonald’s Reserve Account at the Adjustment Time (representing an amount at that time owing by McDonald’s to the Vendor).

Registered has the meaning given by the GST Law.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have

Distribution Business Sale Agreement

its claim satisfied in priority to other creditors with, or from the proceeds of, any asset. It includes retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Sites means each parcel of land the subject of the Real Property Leases and also, where the context permits, the Blacktown Site.

Tax Invoice has the meaning given by the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84-5 of the GST Act.

Technical Data means all drawings, specifications, formulae, manufacturing processes, operating procedures and other technical data and information relating solely to the Distribution Business.

Trade Marks means the trade marks which have their particulars listed in part 2 of schedule.

Trading Stock means the trading stock and inventory of the Distribution Business and includes raw materials, ingredients, consumables, work-in-progress, finished products, packaging and packaging materials on the Sites. For clarification, it includes FJ Walker Meat Patties in transit to or held in storage at any Site.

Vendor’s Fund Trust Deed means the trust deed governing the Vendor’s Superannuation Fund as amended and for the time being in force.

Vendor’s Superannuation Fund means the Vendor’s plan within the Colonial Select Superannuation Plan being a category of the Colonial Super Retirement Fund.

Warranties means the representations, and warranties by the Vendor set out in schedule and clause 10.11.

Working Capital means the value of Current Assets less the value of Current Liabilities.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause or schedule is a reference to a clause of or a schedule of this Agreement.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

Distribution Business Sale Agreement

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(h)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(i)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to dollars and $ is to Australian currency.

(k)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(l)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.

1.3	Knowledge and awareness as to Warranties

Certain statements made in Schedule are given and made by the Vendor only on the basis of its knowledge and awareness. For the purposes of this Agreement, the Vendor’s knowledge and awareness is limited to the actual knowledge and awareness of Ken Flanders, John Keir, and Peter White, officers of the Vendor and Danny Herron and Don Wiseman, officers of the Vendor’s ultimate shareholder, who have been involved with this Agreement, having made reasonable enquiries, including enquiries of Brett Jones, the general manager of the Distribution Business.

1.4	Consents or approvals

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

1.5	Method of payment

All payments required to be made under this Agreement must be tendered at the recipient’s option either by:

(a)	drafts or cheques drawn by a bank as defined in the Banking Act 1959 (Cth); or

(b)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the party to whom the payment is due,

Distribution Business Sale Agreement

and by not later than 2pm Sydney time on the due date for payment. Any payment tendered under this Agreement after 2pm Sydney time on any date will be taken to have been made on the next succeeding Business Day (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.6 accordingly.

1.6	Interest on amounts payable

If any party fails to pay any amount payable by it under or in accordance with this Agreement (including the Purchase Price) that party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Interest Rate on the date on which the payment was due, plus a margin of 3% per annum, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

2.	Conditions Precedent

2.1	Conditions Precedent

Completion will not proceed unless and until the following conditions (the Conditions Precedent) are fulfilled in accordance with this Agreement prior to the Completion Date or such later date as the parties agree:

(a)	written consents of each relevant lessor to the assignment of each of the Real Property Leases and the Equipment Leases on terms and conditions acceptable to the parties; and

(b)	each Key Contract is (or is confirmed by the relevant counterparties to it that it will be) duly assigned or novated to the Purchaser, with all necessary consents of the counterparties being obtained by the Vendor and without any conditions unsatisfactory to the Vendor or the Purchaser (acting reasonably); and

(c)	each Key Approval (other than a Non-Transferable Key Approval) is duly assigned (or is confirmed to be able to be unconditionally assigned) to the Purchaser, with all necessary consents of the issuing body and any other relevant person being obtained by the Vendor and without any condition unsatisfactory to the Purchaser acting reasonably; and

(d)	each Non-Transferable Key Approval is cancelled and the Purchaser is granted Key Approvals on substantially the same terms and conditions as each Non-Transferable Key Approval (or confirmation is held from each relevant Authority that it is agreeable to the foregoing occurring); and

(e)	completion of the Manufacturing Business Sale Agreement occurs simultaneously with this Agreement; and

(f)	the Vendor and the Purchaser enter into a Transition Services Agreement incorporating the minimum terms contained in schedule;

(g)	the financiers of the Vendor and its parent companies consent to this sale and the release of the Security Interests held in relation to the Assets on terms reasonably satisfactory to the Vendor, and the Vendor and its parent company are not, by reason of the sales under this

Distribution Business Sale Agreement

Agreement and the Manufacturing Business Sale Agreement, in breach of any financial covenants binding on them.

2.2	Parties must co-operate

Each party must co-operate with the other and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled.

2.3	Specific obligations of co-operation

Without limiting the generality of clause 2.2:

(a)	each party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions Precedent to be fulfilled;

(b)	no party may withdraw or procure the withdrawal of any application made or information supplied under paragraph (a) of this clause 2.3;

(c)	no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent; and

(d)	each party must:

(i)	supply to the other party copies of all applications made and all information supplied (other than board submissions or applications or other material provided to financiers) for the purpose of enabling the Conditions Precedent to be fulfilled;

(ii)	keep the other party informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent; and

(iii)	promptly notify the other party on becoming aware of the fulfilment of any Condition Precedent or of any Condition Precedent becoming incapable of being fulfilled.

2.4	Waiver

(a)	Clauses 2.1(c) and (d) are for the benefit of the Purchaser and may only be waived by the Purchaser.

(b)	Clauses 2.1(a), (b), (e) and (f) are for the benefit of both the Purchaser and the Vendor and may only be waived in writing by both parties.

(c)	Clause 2.1(g) is for the benefit of the Vendor and may only be waived in writing by the Vendor.

2.5	Agreement null and void

If the Conditions Precedent are not fulfilled or waived by 30 days after 4 April 2005, this Agreement will be null and void and of no effect except for this clause 2, and clauses 15, 16, 18, 19, 21, 22, 23, 24 and 25.

Distribution Business Sale Agreement

3.	Sale of Distribution Business

3.1	Sale and purchase

The Vendor as legal and beneficial owner sells the Assets free from all Security Interests and the Purchaser buys the Assets, and assumes the Assumed Liabilities, on the terms of this Agreement.

3.2	Title and property

Title to and property in the Assets:

(a)	until Completion, remains solely with the Vendor; and

(b)	subject to the provisions of this Agreement, passes to the Purchaser with effect from Completion.

3.3	Assumed Liabilities

On and from Completion, the Purchaser will assume, and must satisfy as and when they fall due, the Assumed Liabilities.

4.	Price and Payment

4.1	Payments

(a)	The Purchase Price must be paid by the Purchaser to the Vendor at Completion.

(b)	However, the consideration payable by the Purchaser to the Vendor may be further increased or decreased pursuant to clause 12.1.

(c)	As well, the Vendor must pay certain amounts to the Purchaser at Completion.

4.2	Set off of payments

Any amounts payable by one party to the other at a particular time may be set off against an amount payable by the second-mentioned party to the first-mentioned party at that same time.

5.	Warranties

5.1	Warranties

The Vendor represents and warrants to the Purchaser that except as expressly provided in this Agreement each of the statements made in schedule is correct.

5.2	Other warranties and conditions excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they can not be excluded, the Vendor disclaims all Liability in relation to them to the maximum extent permitted by law.

5.3	When representations and warranties given

Each of the representations and warranties given under clause 5.1:

Distribution Business Sale Agreement

(a)	is given as at the date of this Agreement and as at the time immediately before Completion (except where a warranty refers only to one of those dates, that warranty is given only at that date); and

(b)	will remain in full force and effect after the Completion Date despite Completion.

5.4	Disclosures

The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty to the extent that the claim is based on any fact, matter or circumstance:

(a)	provided for in this Agreement;

(b)	fairly disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material;

(c)	relating to any Liability fairly disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material; or

(d)	within the actual knowledge of the Purchaser or a Related Body Corporate of the Purchaser or any of their officers, employees or advisers.

5.5	Conditions of payment and Claims

Despite any other provision of this Agreement, but subject to clause 1.3, each of the following applies in respect of this Agreement.

(a)	(Notice of Claims) The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty unless a claim is made in writing by the Purchaser against the Vendor (setting out the available details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the loss suffered), on or before the date:

(i)	2 years after the Completion Date in respect of a breach of the Warranty in clause of Schedule; and

(ii)	12 months after the Completion Date in respect of a breach of any other Warranty.

(b)	(Maximum liability) The maximum aggregate amount that the Purchaser may recover from the Vendor (whether by way of damages or otherwise) under the Warranties is $6 million, but where there is a breach of the Warranty in clause of Schedule , the maximum amount that the Purchaser may recover (whether by way of damages or otherwise) under that Warranty is the Increased Cap Amount.

(c)	(Thresholds) The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty:

(i)	if the amount finally adjudicated or agreed against the Vendor in respect of the breach, or a series of breaches relating to the same or substantially similar facts, matters or circumstances or made in respect of the same Warranty is less than $50,000; and

Distribution Business Sale Agreement

(ii)	until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of Warranty that would, but for this paragraph (ii), be payable under paragraph (i), exceeds $200,000 (in which case, subject to clause 5.5(i) and clause 5.5(c)(i), the Vendor is liable for the full extent of the claim).

(d)	(Actions of the Purchaser) The Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any materially adverse act or omission after Completion by or on behalf of the Purchaser.

(e)	(Actions of the Vendor) The Vendor’s liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of the Purchaser’s request or consent under clause 6.1.

(f)	(Credit) If after the Vendor has made any payment to the Purchaser for any breach of any Warranty, the Purchaser receives any benefit or credit by reason of matters to which the breach relates (excluding any taxation benefit) then the Purchaser must immediately repay to the Vendor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit, less in each case any applicable taxation.

(g)	(change in law or interpretation) The Vendor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any breach of any Warranty to the extent that the breach is as a result of any legislation not in force at the date of this Agreement including legislation which takes effect retrospectively.

(h)	(Recovery under any other right) The Vendor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any breach of any Warranty to the extent (after deducting any reasonable costs incurred by the Purchaser in pursuing the same) that the Purchaser is or would be entitled to claim an indemnity against , or otherwise recover (unless that indemnity cannot be met or recovery cannot be obtained) from a person other than the Vendor in respect of any loss or damage suffered by the Purchaser arising out of the breach whether by way of contract, indemnity or otherwise.

(i)	(Reasonably foreseeable loss) The Vendor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser other than for reasonably foreseeable loss.

5.6	Purchaser’s and Guarantor’s acknowledgments

Each of the Purchaser and the Guarantor acknowledges and agrees that:

(a)	except as expressly set out in this Agreement, neither the Vendor nor any person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Assets, the Distribution Business or this Agreement;

(b)	without limiting paragraph (a), and subject to the statements made in Schedule, no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Vendor or any person acting on behalf of or associated with the Vendor or any other person;

Distribution Business Sale Agreement

(ii)	future matters, including future or forecast costs, prices, revenues or profits;

(iii)	the principles to be applied by the ACCC or its successor or other Governmental Agencies with respect to the regulation of the food processing industry or any part of it and, in particular, matters affecting revenue, prices and charges and service levels;

(iv)	the regulation of the food manufacturing or processing industry (including any act or omission by the ACCC or any other Governmental Agency) and other national industries (and the relationship of such other industry regulation to the regulation of the food manufacturing or processing industry).

(c)	without limiting paragraphs (a) or (b), and except for the statements made in schedule, no statement or representation:

(i)	has induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms;

(ii)	has been relied on in any way as being accurate by the Purchaser;

(iii)	has been warranted to the Purchaser as being true; or

(iv)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or agree to any or all of its terms.

5.7	Statutory Actions

To the maximum extent permitted by law, the Purchaser agrees not to make and waives any right it might have to make any Claim against the Vendor or any of its officers, employees, agents or advisers, whether in respect of the Warranties or otherwise, under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)	the Trade Practices Act 1974 (Cth) in connection with a breach of Part V of that Act;

(d)	the Fair Trading Acts in each of the States and Territories,

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

5.8	Notification of breach of Warranty evident before Completion

If the Purchaser becomes aware before Completion of any breach or potential breach of any Warranty, the Purchaser must:

(a)	promptly notify the Vendor of this; and

(b)	allow the Vendor a reasonable opportunity (being at least the shorter of 10 Business Days or the period from the date of the notice until the Completion Date) to remedy that breach or potential breach.

Distribution Business Sale Agreement

5.9	Notification of Warranty breach before Completion by Vendor

If on or before Completion, the Vendor becomes aware of any breach or potential breach of any Warranty that would allow a claim to be made in compliance with the thresholds in clause 5.5(c), the Vendor must as soon as practicable (and in any event, before Completion) notify the Purchaser of the breach in a Disclosure Letter.

5.10	Election on breach of Warranty evident before Completion

(a)	If the Purchaser becomes aware by reason of a Disclosure Letter of one or more breaches of Warranty that would allow a claim to be made in compliance with the thresholds in clause 5.5(c), it may elect to either terminate (subject to it having complied with clause 5.8) or complete this Agreement.

(b)	If the Purchaser elects to proceed to Completion it will thereafter have no claim for damages for a breach of Warranty referred to in clause 5.10(a), despite any other provision of this Agreement.

5.11	Warranty evident after Completion

If the Purchaser becomes aware after Completion of any fact, circumstance or matter which constitutes or is likely to (whether alone or with any other possible fact, circumstance or matter) constitute a breach of any Warranty, including (without limitation) a Claim against the Purchaser which if satisfied would result in a breach of any Warranty, the Purchaser must do each of the following:

(a)	promptly give the Vendor the available details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the loss suffered and any further related information of which the Purchaser becomes aware;

(b)	until it notifies the Vendor in accordance with paragraph (a), take reasonable steps to mitigate any loss which may give rise to a claim against the Vendor for breach of any Warranty;

(c)	not make any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the written approval of the Vendor;

(d)	give the Vendor and its professional advisers reasonable access at the Vendor’s cost and expense to:

(i)	the personnel and premises of the Purchaser; and

(ii)	relevant chattels, accounts, documents and records within the possession, custody or power of the Purchaser,

to enable the Vendor and its professional advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Vendor’s expense; and

(e)	at the Vendor’s expense, take all action in good faith and with due diligence that the Vendor acting reasonably and in consultation with the Purchaser directs to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or

Distribution Business Sale Agreement

compromising the Claim and any adjudication of it (provided that the Vendor indemnifies and secures the Purchaser to the reasonable satisfaction of the Purchaser against any Liability which may be incurred as a result).

5.12	Proceedings in respect of a claim

Unless the Vendor otherwise agrees, any Claim by the Purchaser against the Vendor for any breach of any Warranty will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor within 12 months after the service of the notice of such Claim on the Vendor and for this purpose legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served on the Vendor.

5.13	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of any Warranty will be in reduction and refund of the Purchase Price, and the Purchaser will promptly provide the Vendor with an adjustment note in respect of it, for GST purposes (if applicable).

5.14	Remedies for breach of Warranty following Completion

Following Completion, the Purchaser’s sole remedy for a breach of a Warranty is damages (subject to the other provisions of this clause 5).

6.	Conduct of Distribution Business before Completion

6.1	Restrictions on the Vendor

(a)	Prior to the Completion Date, except as expressly permitted by this Agreement or consented to by the Purchaser, the Vendor must not manage and conduct the Distribution Business other than in its ordinary and usual course;

(b)	In particular, the Vendor must not do any of the following without the consent of the Purchaser:

(i)	terminate or materially vary any material Contract;

(ii)	dispose of, or grant a lease or right in respect of, any of the real estate in respect of which it has any right or interest as at the date of this Agreement;

(iii)	make any investment, purchase or lease plant, equipment or machinery other than in the ordinary and usual course of business;

(iv)	dispose of, or grant and option or right of pre-emption to purchase, any interest in any of its Assets;

(v)	grant a Security Interest over any of the Assets;

(vi)	remove any of its physical assets from the Site except in the ordinary and usual course of its business;

(vii)	employ a person (other than in the normal course of the Business), terminate the employment of an Employee (unless that is required by law or is done for a good cause) or alter the terms of employment (including altering the superannuation or

Distribution Business Sale Agreement

any other benefit) of an Employee (unless that is required under an award or enterprise bargaining or certified agreement);

(viii)	enter into or vary any enterprise bargaining or certified agreement in respect of any Employee prior to Completion without the prior consent of the Purchaser (which shall not be unreasonably withheld);

(ix)	propose or announce a change or addition to a retirement, death or disability benefit in respect of an Employee (or a dependent on either) or the Vendor’s Superannuation Fund (unless required by law);

(x)	permit any of its insurances to lapse or, with the knowledge and consent of its management, do or fail to do anything which might adversely affect its rights or a third party’s rights under any policy of insurance;

(xi)	incur any liabilities in connection with the Distribution Business except in the ordinary and usual course of its business; or

(xii)	draw or not dispatch cheques outside the ordinary course of its business.

(c)	The Purchaser must not unreasonably withhold or delay any consent required under this clause 6.1. The Purchaser will be taken to have given its consent for the purposes of this clause 6.1 if the Purchaser does not, within a period of time that is reasonable in the context of the matter to which the consent relates, notify the Vendor that it refuses its consent. In this clause, a reasonable period of time means immediately in the context of an emergency and, in any event, within 48 hours after being notified by the Vendor of a proposed action.

6.2	Factors relevant to Vendor’s obligations

In complying with its obligations under clause 6.1, the Vendor is not required to do, to omit to do, or to allow to be done anything which would, in the Vendor’s reasonable opinion:

(a)	unreasonably disrupt or unreasonably impact on the Vendor or the operation of any aspect of the Distribution Business; or

(b)	breach any obligations (including obligations of confidentiality) that the Vendor owes to any third party or under any law or regulations.

6.3	Access

Prior to Completion, the Vendor must permit the Purchaser and its officers, employees and agents during normal business hours to:

(a)	enter the Sites and any other premises from which the Distribution Business is conducted for the purpose of viewing the manner in which the Distribution Business is conducted, and enter the Sites for the purpose of viewing the Trading Stock, accompanied by a representative of the Vendor; and

(b)	have reasonable access to all Business Records and senior management of the Distribution Business as the Purchaser may reasonably request.

Distribution Business Sale Agreement

6.4	Conditions of Access

The Purchaser may only exercise its right of access under clause 6.3 if:

(a)	the Purchaser has provided the Vendor with reasonable prior notice of the access that the Purchaser requires (including the identity of the persons who are to exercise that right of access on behalf of the Purchaser);

(b)	the access will not, in the reasonable opinion of the Vendor, interfere with the conduct of the Distribution Business or the Manufacturing Business;

(c)	the access will not, in the reasonable opinion of the Vendor, breach any obligations (including obligations of confidentiality) that the Vendor owes to any third party or under any law or regulations;

(d)	the access will not, in the reasonable opinion of the Vendor, damage or compromise the protection of legal professional privilege attaching to any of the Business Records; and

(e)	the Purchaser agrees to comply with the Vendor’s reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 6.3 by the Purchaser or any of its officers, employees or agents is at the risk of the Purchaser.

6.5	Purchaser’s Acknowledgments

The Purchaser acknowledges that:

(a)	no bank account, nor funds in any bank account of the Vendor will be provided at Completion and that it will be necessary for the Purchaser to establish new bank accounts for the Distribution Business;

(b)	beef raw materials, beef patties work in progress and finished goods beef patties for export manufactured by the Vendor will be treated as an asset of the Manufacturing Business at Completion, but finished meat pattie products (other than finished goods beef patties for export) stored at, or in transit to, a Site will be treated as an asset of the Distribution Business.

(c)	the Vendor is selling the Blacktown Site to OSI under the Manufacturing Business Sale Agreement and, to the extent that there are Assets of the Distribution Business on the Blacktown Site, or that it is necessary or desirable to conduct the Distribution Business on and from parts of the Blacktown Site, then the Purchaser will need to make arrangements with OSI in that regard.

6.6	Trading Stock

(a)	The Vendor must maintain Trading Stock at levels which are in the order of usual levels (subject to its level of business activity and supply and demand at the time) between the date of signing of this Agreement and the Completion Date.

(b)	The Vendor must carry out a stocktake of the Trading Stock on 19 March 2005. For clarification, the purpose of the stocktake is to reconcile the Vendor’s accounts to the actual level of Trading Stock at that time in preparation for Completion, not to determine Current Assets as at the Adjustment Time (which will be determined from those accounts). The

Distribution Business Sale Agreement

Purchaser is entitled to have a representative present at the stocktake to jointly conduct the stocktake with the Vendor.

6.7	Pre-Completion Statement

(a)	The Vendor must prepare a statement setting out its best estimate of what the following amounts will be as at the Completion Date:

(i)	the amount of the Receivables;

(ii)	the amount of the accounts payable of the Distribution Business;

(iii)	the amount of Trading Stock; and

(iv)	the amounts referred to in clause 12.1.

(b)	The Vendor must provide the statement to the Purchaser no later than 15 Business Days prior to Completion.

6.8	Termination by the Purchaser for breach

The Purchaser may terminate this Agreement by giving written notice to the Vendor before Completion:

(a)	in the circumstances in clause 5.10(a); or

(b)	if the Vendor is in material breach of any obligation on its part under this Agreement and, where that breach is capable of remedy, it is not remedied to the Purchaser’s reasonable satisfaction within 10 Business Days of the Purchaser giving written notice to the Vendor calling for that breach to be remedied (or, if earlier, by Completion).

6.9	Fuel Tank

The Vendor will, at its own expense and liability, ensure that the underground fuel storage tank provided by BP Australia Pty Ltd at the Blacktown Site is removed from the Blacktown Site before Completion or as soon as reasonably practicable thereafter and that a replacement aboveground fuel storage tank is installed by BP Australia Pty Ltd at the location on the Blacktown Site selected by the management of the Vendor as at the date of this Agreement.

7.	Completion

7.1	Completion place

Subject to clause 2, Completion will take place on the Completion Date at the offices of the Vendor’s solicitors, Allens Arthur Robinson in Brisbane or such other place agreed by the parties.

7.2	Payment of Purchase Price

At Completion, the Purchaser must pay the Purchase Price to the Vendor and assume Liability for all Assumed Liabilities.

7.3	Obligations of the Vendor on Completion

(a)	At Completion, the Vendor must deliver, or make available, to the Purchaser:

Distribution Business Sale Agreement

(i)	all of the Assets, including for clarification, all security codes, security devices and keys for the Sites (in the case of physical Assets — at such locations as the Vendor and the Purchaser may agree);

(ii)	releases of any Security Interests affecting the Assets from all persons holding them;

(iii)	duly executed notices of disposition of all Motor Vehicles sold together with current certificates of roadworthiness relating to them;

(iv)	duly executed transfers to the Purchaser of the Business Names;

(v)	duly executed deeds of assignment of the Trade Marks together with any certificates of registration for them;

(vi)	duly executed deeds of assignment or novation of the Key Contracts (if applicable);

(vii)	a duly executed direction to authorise the Registrar of the Domain Name to register the transfer of the Domain Name and all relevant registry keys and other details necessary to enable the Purchaser to utilise the Domain Name, including any details necessary to enable the Purchaser to alter the administrative, technical and billing contact details in relation to the Domain Name;

(viii)	each original Contract, Real Property Lease, Finance Lease and Equipment Lease which the Vendor has in its possession at the Completion Date;

(ix)	any documents evidencing title to the Plant and Equipment, equipment the subject of the Equipment Lease and any fixtures at the Sites that the Vendor has in its possession at the Completion Date; and

(x)	any documents evidencing title to any item of the Intellectual Property which the Vendor has in its possession at the Completion Date;

(xi)	such duly executed deeds of assignment or novation of the Finance Leases, Equipment Leases and Contracts (other than the Key Contracts) as the Vendor has been able to obtain as at the Completion Date;

(xii)	executed transfers of all transferable Approvals required to carry on any aspect of the Distribution Business, together with the originals of all certificates of approval held by the Vendor; and

(xiii)	a registered transfer of each Real Property Lease.

(b)	At Completion, the Vendor must pay to the Purchaser:

(i)	an amount equal to the Employee Entitlements at the Adjustment Time (which will be estimated by the Vendor in good faith at this time, and adjusted if necessary pursuant to clause 12.1). The parties acknowledge that the payment of this amount is the Vendor’s contribution to the payment of such Employee Entitlements by the Purchaser and is made to satisfy or facilitate the provisions of an Australian law or an award, determination or industrial agreement under an Australian law; and

(ii)	$116,250 as a contribution to sick leave entitlements assumed by the Purchaser which are not included in the Employee Entitlements.

Distribution Business Sale Agreement

7.4	Motor Vehicles

The cost of any notice of disposal and any roadworthiness or other relevant certificate required to be obtained in relation to any Motor Vehicle must be borne by the Vendor and the costs of the preparation and lodging of any notices (including transfer fees) of acquisition or other documents required to be lodged under the relevant motor vehicle legislation must be borne by the Purchaser.

7.5	Completion of sale and purchase

Completion of the sale and purchase of each Asset is dependent on the simultaneous completion of the sale and purchase of each other Asset.

7.6	Purchaser must cooperate

The Purchaser must cooperate fully with the Vendor in endeavouring to obtain all consents and other approvals which may be required or contemplated in connection with the transactions provided for in this Agreement.

7.7	Restrictions on name of the Distribution Business

(a)	As soon as practicable after Completion, the Purchaser must not include the words “Australia Meat Holdings”, “AMH”, “Swift”, “DR Johnston”, “DRJ”, “CTG”, “ABN 14 011 062 338” or any similar words in the name of the Distribution Business.

(b)	From Completion, the Purchaser and its Related Bodies Corporate must not create, send, distribute or enter into (as the case may be) any:

(i)	letter, envelope, facsimile, email or other form of correspondence;

(ii)	advertising, sales or marketing material; or

(iii)	document, deed or agreement,

that includes the words “Australia Meat Holdings”, “AMH”, “Swift”, “DR Johnston”, “DRJ”, “CTG”, “ABN 14 011 062 338” or any similar words or that resembles any business or trade name or logo used by the Vendor or its parent company before Completion (other than one which is part of the Intellectual Property).

(c)	As soon as practicable after Completion (and in any event within 60 days), the Purchaser must change the name and identification of the Distribution Business at the Sites, on any vehicles used by the Distribution Business and wherever else the Distribution Business operates or is listed or named or identified so that the name and identification of the Distribution Business no longer includes the words “Australia Meat Holdings”, “AMH”, “Swift”, “DR Johnston”, “DRJ”, “CTG”, “ABN 14 011 062 338” or any similar words .

(d)	To the extent that the words “Australia Meat Holdings” or “AMH” or any business name of the Vendor, or the logo of the Vendor or Swift & Company (other than one which is part of Intellectual Property) appear on cartons, packaging, stationery, signage or other Assets in existence at Completion, the Purchaser shall, within 5 Business Days after Completion, mark over or otherwise obliterate such words, names or logos on the cartons and packaging so that they cannot be read.

Distribution Business Sale Agreement

7.8	Obligations of the Purchaser on Completion

At Completion, the Purchaser must deliver, or make available, to the Vendor:

(a)	(Powers of Attorney): A certified copy of any power of attorney or other authority under which this Agreement or transfer of any Asset is executed by the Purchaser or the Guarantor;

(b)	(Release of Guarantees): A substitute guarantee or security necessary to be able to obtain a release of each of the Guarantees on Completion;

(c)	(Reimbursement of Vendor’s Legal Costs): A bank cheque for AUS$37,500 (plus GST on that amount in accordance with clause 17.2) being an agreed sum for reimbursement by the Purchaser or part of the Vendor’s legal and other advice costs in connection with the transaction evidenced by this Agreement; and

(d)	(Licence): a licence arrangement signed by the Purchaser on terms satisfactory to the Purchaser and the Vendor, in relation to the use by the Vendor of part of the Melbourne Site on the same basis as it has been used up to the date of this Agreement by the division of the Vendor known as DR Johnston Group.

7.9	Back to Back Guarantee

If any Guarantee is not released by Completion, this clause 7.9 shall operate as a guarantee by the Purchaser, so that the Purchaser shall unconditionally and irrevocably guarantee to the Vendor that:

(a)	should any of the Guarantees granted by the Vendor be called upon after Completion, the Purchaser will pay to the Vendor or, at the Vendor’s direction, to the beneficiary of the Guarantee, any amount owing to that person by the Vendor as a result of the enforcement of the Guarantee;

(b)	the Purchaser shall take all reasonable steps to perform those obligations so that the Guarantee is not called upon.

The Purchaser indemnifies the Vendor against all Liability arising directly or indirectly from the continuing provision of the Guarantee by the Vendor (including any cost payable by the Vendor to its bank in respect of the Guarantee) and any call upon the Guarantee, provided that such cost, loss or liability relates to matters occurring after Completion.

7.10	Transfer of Asset to Correct Purchaser

(a)	The Purchaser acknowledges that it is aware that the Vendor proposes to enter into the Manufacturing Business Sale Agreement on or about the date of this Agreement whereby the Manufacturing Business of the Vendor shall be transferred to OSI.

(b)	Prior to Completion, if the Vendor is so jointly requested by the Purchaser and OSI and the Vendor agrees that it is not unreasonable to do so, the parties will exclude a nominated Asset from this Agreement and include it as an asset sold under the Manufacturing Business Sale Agreement.

(c)	Prior to Completion, if the Vendor is jointly so requested by the Purchaser and OSI and the Vendor agrees that it is not unreasonable to do so, the parties will exclude a nominated assumed liability under the Manufacturing Business Sale Agreement and include it as an Asset or an Assumed Liability under this Agreement.

Distribution Business Sale Agreement

7.11	Return of Excluded Contracts

The Purchaser agrees to deliver to the Vendor in Brisbane (or at the election of the Vendor, destroy) any copies of the Excluded Contracts and the Excluded Assets which are located at the Sites within 5 Business Days of Completion.

8.	Contracts, Real Property Leases and Equipment Leases

8.1	Purchaser entitled to benefit of Contracts

As from Completion, the Purchaser is beneficially entitled to the benefit of the Contracts, Real Property Leases and Equipment Leases.

8.2	Novation or Assignment of Contracts

(a)	The Vendor must use reasonable endeavours to assist the Purchaser to obtain the consent of the other parties to the Contracts, Real Property Leases and Equipment Leases (where consent is required) to the novation or assignment of those Contracts to the Purchaser (in the form set out in schedule 8 or, or in the case of the Real Property Leases or Equipment Leases, in a usual form for that type of agreement, as the case may be).

(b)	Nothing in paragraph (a) will require the Vendor to pay any money or provide any other valuable consideration to or for the benefit of any person or otherwise take action which would or is reasonably likely to impact adversely on or otherwise be contrary to the interests of the Vendor.

(c)	Nothing in clause 7.3 requires the Vendor to cause the assignment or novation of the Contracts (other than the Key Contracts), Real Property Leases or the Equipment Leases on or prior to Completion.

8.3	Assumption of responsibility for Contracts, Real Property Leases and Equipment Leases

The Purchaser must from Completion assume responsibility for the performance of, and perform and comply with the terms of, all Contracts, Real Property Leases and Equipment Leases (whether or not they have been or cannot be novated or assigned) on behalf of the Vendor only to the extent that performance is required to occur after Completion, but at the risk and expense of the Purchaser.

8.4	Where assignment impossible, terminate or subcontract

If any person refuses or fails to give its consent on or before the Completion Date to the novation or assignment of any Real Property Lease, Equipment Lease or Contract (where the consent of that person is necessary):

(a)	(Leases) the Vendor will, to the extent it is lawfully able, procure that the Real Property Lease or Equipment Lease continues in full force and effect and will allow the Purchaser to use or occupy the properties the subject of the Property Lease as licensee, and to use the equipment of the Equipment Lease. The Purchaser will, to the extent it is lawfully able, perform all obligations of the Vendor under the Real Property Lease and the Equipment Lease in respect of the period following Completion, and the Vendor will, to the extent to

Distribution Business Sale Agreement

which the Purchaser is unable to lawfully perform an obligation or exercise a right of the Vendor under the Real Property Lease or Equipment Lease, on the request and at the expense of the Purchaser, perform that obligation or exercise that right; and

(b)	(Contract) the Vendor shall do the following in relation to a Contract:

(i)	duly perform the Contract by subcontracting the work involved to the Purchaser on the same terms as those in the Contract;

(ii)	delegate management of performance of the Contract to the Purchaser if it is reasonably possible to do so;

(iii)	enforce the Contract against the other party or parties to it in the manner that the Purchaser reasonably directs from time to time, at the expense of the Purchaser; and

(iv)	not agree to any amendment of the Contract or waiver of the Vendor’s rights without first obtaining the written approval of the Purchaser, such approval not to be unreasonably withheld.

8.5	Purchaser’s indemnity

The Purchaser indemnifies the Vendor against all Claims and Liabilities of any nature (including, without limitation, costs, whether or not the subject of a court order) brought against or suffered by the Vendor in connection with or incidental to:

(a)	any breach or non performance by the Purchaser after Completion of any Real Property Lease, Equipment Lease, or Contract assigned or novated to the Purchaser;

(b)	any breach or non performance by the Vendor after Completion of any Real Property Lease, Equipment Lease or Contract to which clause 8.4 applies occurring due to conduct by the Purchaser;

(c)	any breach or non performance by the Purchaser of any sub-contract entered into under clause 8.4(b)(i), other than any Claims or Liabilities incurred as a result of the negligence, breach or wilful default of the Vendor.

8.6	Novation Agreements

If the relevant finance company does not agree to the novation to the Purchaser of any Novation Agreement or Fund Agreement referred to in Schedule 4 for an Acquired Employee effective at Completion, the Vendor’s obligation in respect of that Novation Agreement and Fund Agreement will be to introduce the Purchaser to the relevant finance company to facilitate the Purchaser obtaining a novation of the associated Lease Agreement from the Acquired Employee to the Purchaser.

9.	Assumed Liabilities of the Distribution Business

9.1	Assumption of Assumed Liabilities

(a)	Despite the provisions of clause 8 or any deed of novation or assignment entered into in connection with this Agreement, on and from the Completion Date the Purchaser accepts and assumes sole responsibility for the Assumed Liabilities.

Distribution Business Sale Agreement

(b)	If a Claim is made by a third party against the Vendor in relation to an Assumed Liability, the Vendor must do each of the following:

(i)	promptly give the Purchaser full details of the Claim including details of the fact, circumstance or matter giving rise to the Claim, the nature of the Claim, the Vendor’s calculation of the Liability arising from the Claim and any further related information of which the Vendor becomes aware;

(ii)	not make any admission of liability, agreement or compromise with any person in relation to the Claim without first consulting with and obtaining the approval of the Purchaser; and

(iii)	at the Purchaser’s expense, take all action in good faith and with due diligence that the Purchaser acting reasonably and in consultation with the Vendor directs to avoid, remedy or mitigate the loss, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

The Purchaser indemnifies the Vendor against any costs incurred by the Vendor in respect of action taken by the Vendor at its direction under paragraph (b)(iii).

9.2	Indemnity in respect of Assumed Liabilities

The Purchaser indemnifies the Vendor and agrees to hold the Vendor harmless from and against all Claims in respect of Assumed Liabilities.

10.	Employees

10.1	Purchaser must offer employment to all Employees

(a)	Within 3 Business Days after the date of this Agreement, the Purchaser must make or procure a written offer of employment to each Employee.

(b)	Each offer of employment must be provided by the Purchaser to the Vendor, and the Vendor must promptly deliver each offer to the relevant Employee on behalf of the Purchaser.

10.2	Terms and conditions of offers

Each offer pursuant to clause 10.1 must be for employment with effect on and from the Completion Date (and therefore conditional on the occurrence of Completion), and must be in the form agreed by the parties at or before the date of this Agreement. It must remain open for acceptance until the later of rejection by the relevant Employee or 5 Business Days after Completion.

10.3	Consequences of acceptance of offers

If an Employee accepts an offer of employment made or procured by the Purchaser (an Acquired Employee) then the Vendor must:

(a)	promptly advise the Purchaser of that acceptance and forward to the Purchaser the original signed acceptance of the offer; and

(b)	release the Employee from his or her employment, effective from midnight on the day before Completion.

Distribution Business Sale Agreement

10.4	Best endeavours to encourage Employees to accept

Each party must use reasonable endeavours to encourage that all of the Employees accept the offers made.

10.5	Continuity of service

The Purchaser agrees that, subject to any relevant statute, certified agreement or award, for the purposes of calculating:

(a)	long service leave;

(b)	annual leave;

(c)	sick leave;

(d)	parental leave; and

(e)	redundancy or other employee benefits,

arising under any statute or award or contract of employment between the Purchaser and an Acquired Employee, the period of service (including any period of service deemed by law or contract) which the Acquired Employee has had with the Vendor and any predecessor of the Vendor immediately before the commencement of employment with the Purchaser is to be deemed service with the Purchaser and the continuity of the period of service of the Acquired Employee will not be broken merely because the Acquired Employee ceases to be an employee of the Vendor and becomes an employee of the Purchaser.

10.6	Purchaser’s liabilities from Completion

(a)	Following Completion the Purchaser must assume and discharge as and when they fall due all Employee Entitlements.

(b)	The Purchaser must comply with the terms and conditions of each offer of employment made and accepted under clause 10.2.

10.7	Continuity of Employment

The Vendor and the Purchaser acknowledge that it is their mutual intention that there be continuity of employment for all Acquired Employees, and no liability for redundancy payments. Any Liability for redundancy payments on an Employee ceasing employment with the Vendor as a result of the transactions contemplated by this Agreement remains the responsibility of the Vendor who indemnifies the Purchaser accordingly.

10.8	Non-Acquired Employees

The Vendor will retain all liabilities and obligations of whatever nature in relation to Non-Acquired Employees and the Vendor indemnifies the Purchaser in respect of any claims by Non-Acquired Employees.

10.9	Vendor’s general Indemnity

Subject to any other specific provision in this clause 10, the Vendor indemnifies the Purchaser against any Claims by or Liabilities in relation to Acquired Employees which arose or accrued prior to the Completion Date, other than any Employee Entitlements.

Distribution Business Sale Agreement

10.10	Purchaser’s general Indemnity

Subject to any other specific provision in this clause 10, the Purchaser indemnifies the Vendor against any Claims by or Liabilities in relation to Acquired Employees which arise or accrue on or following the Completion Date (including liabilities in respect of Employee Entitlements).

10.11	List of Employees

The Vendor must:

(a)	notify the Purchaser in writing on a weekly basis and at Completion of any change to the Employees between the date of this Agreement and Completion; and

(b)	warrant that the persons listed in schedule (as amended by the list notified to the Purchaser in clause 10.11(a)) are all the employees who, as at the relevant time, are solely employed in the Distribution Business or in both the Manufacturing Business and the Distribution Business.

11.	Superannuation

11.1	Transfer of employees to new fund

Without limiting clause 10.2, if any Acquired Employee is a member of the Vendor’s Superannuation Fund:

(a)	the Purchaser must ensure that on or before the Member Transfer Date each such Acquired Employee will be offered membership of a superannuation fund such membership taking affect from the Member Transfer Date (the new fund);

(b)	the Purchaser must ensure that the new fund offers each Acquired Employee benefits which are no less favourable overall than those offered under the Vendor’s Superannuation Fund.

12.	Post-Completion Adjustments

12.1	Post-Completion Adjustments

(a)	The Vendor must as soon as reasonably practicable after the Completion Date (and, in any event, within 10 Business Days of that date) calculate the Post-Completion Adjustment Figure being the sum of the following :

(i)	the amount of any GST payable by the Vendor in respect of its Taxable Supplies for the Vendor’s financial month ending at the Adjustment Time minus the amount of any Input Tax Credits claimable by the Vendor in respect of its Creditable Acquisitions in respect of that period, for the Distribution Business; plus

(ii)	the amount equivalent to the fringe benefits tax Liability that the Vendor reasonably estimates it will incur under the FBT Law in respect of the value of fringe benefits provided to Employees (or their Associates) as part of their employment in relation to the Distribution Business for the fringe benefits tax years ending 31 March 2005 and 31 March 2006; plus

Distribution Business Sale Agreement

(iii)	the value of unpresented cheques drawn by the Vendor as at the Adjustment Time in so far as they relate to the Distribution Business (ie cheques drawn by the Vendor which have not been presented as at the Adjustment Time) but which have been included in determining Working Capital at the Adjustment Time; plus

(iv)	the amount (if any) by which the Working Capital as at the Adjustment Time (which may be negative) is more than -$4,442,189, less

(v)	the amount (if any) by which the Working Capital as at the Adjustment Time (which may be negative) is less than -$4,442,189.

Hypothetical examples of the effect of sub-clauses 12.1(a)(iv) and 12.1(a)(v) are set out in Schedule 18.

(b)	At the same time as the Vendor calculates the Post-Completion Adjustment Figure and notifies it to the Purchaser under this clause 12.1, the Vendor must calculate and advise the Purchaser of the precise amounts of the Employee Entitlements (which for the avoidance of doubt do not form part of the Post-Completion Adjustment Figure). The provisions of clauses 12.3, 12.4, and 12.6 apply equally with respect to the calculation of the Employee Entitlements. If:

(i)	the amount of the Employee Entitlements determined under this clause 12.1 is less than the sum paid by the Vendor to the Purchaser under clause 7.3(b)(i), the Purchaser must refund the difference to the Vendor; or

(ii)	the amount of the Employee Entitlements determined under this clause 12.1 is more than the sum paid by the Vendor to the Purchaser under clause 7.3(b)(i), the Vendor must pay the difference to the Purchaser;

Any payments required to be made under this clause 12.1(b) are to be made at the same time as payments in respect of the Post-Completion Adjustment Figure.

12.2	Payment

If the Post-Completion Adjustment Figure is a positive amount, the Purchaser must pay the Adjustment Figure to the Vendor by way of an addition to the Purchase Price, and if the Adjustment Figure is a negative amount, the Vendor must pay the Post-Completion Adjustment Figure to the Purchaser in reduction and refund of the Purchase Price.

12.3	Supporting Evidence for Adjustment

The Vendor must advise the Purchaser of the Post-Completion Adjustment Figure within 2 Business Days after it is calculated under clause 12.1. The Vendor must provide to the Purchaser such evidence as is reasonable (including access to personnel and records of the Vendor) to enable the Purchaser to confirm the accuracy of the Post-Completion Adjustment Figure at the Post-Completion Adjustment Date.

12.4	Disputes Resolution

(a)	If there is any difference of opinion or dispute between the Vendor and the Purchaser regarding the Post-Completion Adjustment Figure or any difference of opinion or dispute between the Vendor and the Purchaser in relation to the amount of Trading Stock following

Distribution Business Sale Agreement

the stocktake carried out under clause 6.6(b), the Purchaser must give the Vendor a written notice within 5 Business Days of the Post-Completion Adjustment Date setting out:

(i)	details of each of the matters in dispute;

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed (Dispute Notice).

(b)	If the dispute is not resolved within 10 Business Days of the Purchaser giving the Dispute Notice, the Parties must promptly refer the dispute to their respective Managing Directors (or their appointed nominees) for them to attempt to resolve the dispute.

(c)	If the Managing Directors (or their appointed nominees) have not resolved the dispute within 10 Business Days of it being referred to them, the Parties must promptly refer the dispute to, in the case of the Purchaser, the Chief Financial Officer of the Guarantor (being John J. Coggins at the date of this Agreement) and, in the case of the Vendor, the Chief Financial Officer of Swift & Company (being Danny Herron at the date of this Agreement), or their appointed nominees, for them to attempt to resolve the dispute.

(d)	If the dispute has not been resolved within 10 Business Days of it being referred in accordance with paragraph (c), the dispute must promptly be submitted for determination to an Expert who will determine the matter or matters in dispute.

(e)	The Expert must be instructed to decide the matters of disagreement and finish its determination and provide it to the Vendor and the Purchaser no later than 20 Business Days after receipt of the submission (or such other period agreed by the parties having regard to the matters in dispute).

(f)	The Vendor and the Purchaser must promptly supply the Expert with any information, assistance and co-operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other party.

(g)	In the absence of agreement between the Vendor and the Purchaser, the Expert will decide the procedures to be followed to resolve the matters of disagreement.

(h)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and the Post-Completion Adjustment Figure will be adjusted accordingly.

(i)	The costs of a determination by the Expert must be borne by the Vendor and the Purchaser in such manner as the Expert determines (having regard to the merits of the dispute).

12.5	Time for Payment

The Post-Completion Adjustment Figure must be paid:

(a)	if the Post-Completion Adjustment Figure is not disputed by the Purchaser within 10 Business Days of the Post-Completion Adjustment Date, at that time; or

(b)	if the Post-Completion Adjustment Figure is disputed by the Purchaser within 10 Business Days of the Post-Completion Adjustment Date, at that time in respect of the portion of the Post-Completion Adjustment Figure not in dispute and the balance of the Post-Completion

Distribution Business Sale Agreement

Adjustment Figure within 5 Business Days after the date upon which the dispute is determined by the Expert or otherwise resolved by the parties

12.6	Access to Information

Following Completion the Purchaser must in connection with the calculation of the Post-Completion Adjustment Figure by the Vendor or the Expert:

(a)	provide or ensure the provision of all information and assistance which may be requested by the Vendor or the Expert; and

(b)	permit the Vendor and its representatives and the Expert to have access to and take extracts from or copies of any of the Business Records.

13.	Purchaser Warranties and Guarantor Warranties

13.1	Purchaser Warranties

The Purchaser represents and warrants to the Vendor that, as at the date of this Agreement and at Completion, each of the Purchaser Warranties is correct.

13.2	Guarantor Warranties

The Guarantor represents and warrants to the Vendor that, as at the date of this Agreement and at Completion, each of the Guarantor Warranties is correct.

13.3	Continued operation

The Purchaser Warranties and each of the Guarantor Warranties will remain in full force and effect following and despite Completion.

13.4	Condition of Claims

(a)	The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Purchaser Warranty unless a claim is made in writing by the Vendor to the Purchaser (setting out the available details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Vendor’s calculation of the loss suffered) on or before the date 2 years after the Completion Date.

(b)	The Guarantor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Guarantor Warranty unless a claim is made in writing by the Vendor to the Guarantor (setting out the available details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Vendor’s calculation of the loss suffered) on or before the date 2 years after the Completion Date.

14.	Books and Records

The Business Records will become the property of the Purchaser at Completion. As from Completion, each party must allow the other to have access at all reasonable times to the Business Records and to take extracts from or copies of them.

Distribution Business Sale Agreement

15.	Confidentiality

15.1	Confidentiality

Subject to clause 15.3, each party must keep the terms of this Agreement confidential.

15.2	Purchaser’s investigation

Subject to clause 15.3, any Disclosure Material or other confidential information obtained by the Purchaser (whether before or after the date of execution of this Agreement) in connection with the Distribution Business must be kept confidential:

(a)	until the Completion Date; and

(b)	after the Completion Date, if Completion does not occur.

15.3	Exceptions

A party may make any disclosures in relation to this Agreement as it reasonably considers necessary to:

(a)	its professional advisers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)	comply with any applicable law or requirement of any Governmental Agency; or

(c)	any of its employees to whom it is necessary to disclose the information if that employee undertakes to keep the information confidential;

(d)	liaise with OSI, its officers, employees and advisers in connection with the proposed purchase of the Manufacturing Business by OSI and the ongoing relationship between the Distribution Business and the Manufacturing Business; or

(e)	comply with the terms of or otherwise enforce its rights under this Agreement.

15.4	Public announcements

Except as required by law or the rules of any stock exchange, all press releases and other public announcements relating in any way to this Agreement must be in terms agreed by the parties.

15.5	Confidentiality agreement unaffected

If the Purchaser or any Related Body Corporate has entered into any separate agreement to keep confidential the confidential information of the Vendor or the Distribution Business, subject to clause 21, nothing in this clause will limit or otherwise affect the terms of that agreement.

15.6	Purchaser Bound by confidentiality agreement

(a)	The Purchaser acknowledges that Keystone has entered into a confidentiality agreement with the Vendor in relation to the Distribution Business.

(b)	The Purchaser agrees to be bound by the terms of that confidentiality agreement as if named as the Recipient therein.

Distribution Business Sale Agreement

16.	Costs and Stamp Duty

All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne by the Purchaser.

17.	GST

17.1	Supply of a going concern

(a)	The parties agree that the supply of the Assets pursuant to this Agreement is the supply of a going concern for the purposes of sub-division 38-J of the GST Act.

(b)	The Purchaser warrants that it is Registered.

(c)	If, despite clause 17.1(a) the supply of all or any part of the Assets is not the supply of a going concern for GST purposes and is a Taxable Supply:

(i)	the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration;

(ii)	in addition to any amount payable under clause 17.1(c)(i) the Purchaser must pay to the Vendor all interest, fines, penalties, charges, and additional amounts payable as a result of the supply being incorrectly treated in whole or in part as the supply of a going concern or as a result of the GST Amount being paid late;

(iii)	the Purchaser must pay to the Vendor the amounts payable by the Purchaser pursuant to this clause upon demand, subject to the Vendor first supplying a Tax Invoice or Adjustment Note, as the case may be, to the Purchaser in respect of the supply.

17.2	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, other than a Taxable Supply subject to clause 17.1, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly agreed to be GST inclusive. No payment of the GST Amount is required until the supplier has provided a Tax Invoice or Adjustment Note as the case may be to the recipient.

17.3	Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability. A party will be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration must be provided.

17.4	Revenue exclusive of GST

Any reference in this Agreement to price, value, sales, revenue or a similar amount (Revenue), is a reference to that Revenue exclusive of GST, unless the context otherwise requires.

Distribution Business Sale Agreement

17.5	Cost exclusive of GST

Any reference in this Agreement (other than in the calculation of Consideration) to cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

17.6	GST obligations to survive termination

This clause will continue to apply after expiration or termination of this Agreement.

18.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

19.	Assignment

Neither party can assign, charge, encumber or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other party.

20.	Further Assurances

Each party must do anything (including executing agreements and documents) necessary to give full effect to this Agreement and the transactions contemplated by it.

21.	Entire Agreement

This Agreement, together with all exhibits, schedules and annexures, contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with its subject matter, including the letter agreement of 23 April 2004.

22.	No Waiver

No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

23.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

Distribution Business Sale Agreement

(b)	must be addressed and delivered to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i)	to the Purchaser:	McKey Distribution Pty Limited
26 Coominya Connection Road
Coominya, Qld 4311

Attention: Peter Fullelove

Fax No: +61 7 5426 5757;

(ii)	Copy to:	Keystone Foods, LLC
Five Tower Bridge
300 Barr Harbor Drive, Ste 600,
West Conshohocken, PA 19428, USA

Attention: John Coggins

Fax No: +1 610 667 2966; and

(iii)	to the Vendor:	Australia Meat Holdings Pty Limited

Attention: The Company Secretary

Fax No: +61 7 3282 3629;

(iv)	Copy to:	Swift & Company 1770 Promontory Circle, Greeley, C080634

Attention: The Chief Financial Officer

Fax No: + 1 970 506 8323

(v)	to the Guarantor:	Keystone Foods Pty Limited
26 Coominya Connection Road
Coominya, Qld 4311

Attention: Peter Fullelove

Fax No: +61 7 5426 5757; and

(vi)	Copy to:	Keystone Foods, LLC Five Tower Bridge 300 Barr Harbor Drive, Ste 600, West Conshohocken, PA 19428, USA

Attention: John Coggins

Fax No: +1 610 667 2966; and

(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

Distribution Business Sale Agreement

Any Notice given or made under this Agreement will not be invalidated by reason that a copy is not delivered to any addressee nominated to receive a copy of that Notice.

24.	Governing Law and Jurisdiction

This Agreement is governed by the laws of New South Wales. Each party submits to the jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

25.	Guarantee

25.1	Guarantee

In consideration of the Vendor entering into this Agreement at the request of the Guarantor, the Guarantor:

(a)	unconditionally and irrevocably guarantees to the Vendor on demand the due and punctual performance by the Purchaser of all its obligations under this Agreement; and

(b)	separately indemnifies the Vendor against any Liabilities which may be incurred or sustained by the Vendor in connection with any default or delay by the Purchaser in the due and punctual performance of any of its obligations under this Agreement.

25.2	Liability unaffected by other events

The Liability of the Guarantor under this clause is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Guarantor from any of its obligations including (without limitation) the grant to the Purchaser or any other person of any time, waiver or other indulgence, or the discharge or release of the Purchaser or any other person from any obligation.

25.3	Continuing guarantee and indemnity

This clause:

(a)	extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor; and

(b)	is a continuing guarantee and indemnity and, despite Completion, remains in full force and effect for so long as the Purchaser has any liability or obligation to the Vendor under this Agreement and until all of those liabilities or obligations have been fully discharged.

26.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Distribution Business Sale Agreement

27.	Personal Liability

The parties agree that:

(a)	no natural person will bear any Liability to any party in respect of this Agreement or the transactions contemplated by this Agreement, other than for an act of fraud by that person;

(b)	without limiting paragraph (a), no existing or former director or officer of the Vendor or any Related Body Corporate and no current adviser of the Vendor or any Related Body Corporate advising in its capacity as such in relation to the transactions contemplated by this Agreement, will be liable to the Purchaser or the Guarantor in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person;

(c)	without limiting paragraph (a), no existing or former director or officer of the Purchaser or the Guarantor or any Related Body Corporate and no current adviser of the Purchaser or the Guarantor or any Related Body Corporate advising in its capacity as such in relation to the transactions contemplated by this Agreement, will be liable to the Vendor or any Related Body Corporate of the Vendor in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person;

(d)	the persons referred to in paragraphs (a), (b) and (c) are entitled to the benefit of this clause 27;

(e)	the Vendor holds that benefit on trust for those persons referred to in (a) (who are employees, advisers, representatives or otherwise associated with the Vendor) and for those persons referred to in (b) and the Vendor is entitled to enforce this clause 27 on behalf of those persons;

(f)	the Purchaser holds that benefit on trust for those persons referred to in (a) (who are employees, advisers, representatives or otherwise associated with the Purchaser) and for those persons referred to in (c) and the Purchaser is entitled to enforce this clause 27 on behalf of those persons.

Distribution Business Sale Agreement

Each attorney and authorised signatory executing this Agreement states that he or she has no notice of revocation or suspension of his or her power of attorney or authority.

Executed in Brisbane.

The Common Seal of Australia Meat Holdings Pty Limited was affixed in the presence of:

/s/ John Robert Keir	/s/ Kenneth George Flanders

Director Signature	Director/Secretary Signature

John Robert Keir	Kenneth George Flanders

Print Name	Print Name

Signed for and on behalf of McKey Distribution Pty Limited by its duly authorised signatory in the presence of:

/s/ Alexis Talcott-Curry	/s/ Peter Fullelove

Witness Signature	Authorised Signatory

Alexis Talcott-Curry	Peter Fullelove

Print Name	Print Name

Signed for and on behalf of Keystone Foods Pty Limited by its duly authorised signatory in the presence of:

Witness Signature	Authorised Signatory

Peter Fullelove

Print Name	Print Name

Distribution Business Sale Agreement Schedules*

Schedule 1	-	Approvals
Schedule 2	-	Intellectual Property
Schedule 3	-	Employees
Schedule 4	-	Contracts
Schedule 5	-	Real Property Leases
Schedule 6	-	Vendor Warranties
Schedule 7	-	Assignment Deed
Schedule 8	-	Novation Deed
Schedule 9	-	Purchaser and Guarantor Warranties
Schedule 10	-	Guarantees
Schedule 11	-	Excluded Contracts
Schedule 12	-	Equipment Leases
Schedule 13	-	Finance Leases
Schedule 14	-	Transition Services Agreement Terms
Schedule 15	-	Data Room Index and Supplementary Data Room Indexes
Schedule 16	-	Examples of Working Capital Adjustment
Schedule 17	-	Current Assets and Current Liabilities

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules have been omitted. Copies of such schedules will be supplementally furnished to the Commission upon receipt.

Distribution Business Sale Agreement

Each attorney and authorised signatory executing this Agreement states that he or she has no notice of revocation or suspension of his or her power of attorney or authority.

Executed in Brisbane.

The Common Seal of Australia Meat Holdings Pty Limited was affixed in the presence of:

/s/ John Robert Keir	/s/ Kenneth George Flanders

Director Signature	Director/Secretary Signature

John Robert Keir	Kenneth George Flanders

Print Name	Print Name

Signed for and on behalf of McKey Distribution Pty Limited by its duly authorised signatory in the presence of:

/s/ Alexis Talcott-Curry	/s/ Peter Fullelove

Witness Signature	Authorised Signatory

Alexis Talcott-Curry	Peter Fullelove

Print Name	Print Name

Signed for and on behalf of Keystone Foods Pty Limited by its duly authorised signatory in the presence of:
/s/ Alexis Talcott-Curry	/s/ Peter Fullelove

Witness Signature	Authorised Signatory

Alexis Talcott-Curry	Peter Fullelove

Print Name	Print Name

Deed of Amendment of Distribution Business Sale Agreement

Date	22 March, 2005

Parties

1.	Australia Meat Holdings Pty Limited (ABN 14 011 062 338) registered in Queensland of 175 Riverview Road, Dinmore. Queensland

2.	McKey Distribution Pty Limited (ACN 111 374 344) registered in Victoria of 26 Coominya Connection Road, Coominya, Queensland

3.	Keystone Foods Pty Limited (ABN 83 077 185 481) registered in Queensland of 26 Connection Road, Coominya, Queensland

It is agreed that, for valuable consideration, the Distribution Business Sale Agreement dated 19 February 2005 between the parties (the Agreement) is amended with effect on and from 19 February 2005 as follows:

1.	Clause 2.1(e) of the Agreement is deleted.

2.	New clause 6.10 is inserted in the Agreement as follows:

6.10	Lease of Blacktown Site

The Vendor will grant, and the Purchaser will take, a lease of part of the Blacktown Site commencing before the Completion Date on terms agreed between the parties.

3.	New clause 7.12 is inserted in the Agreement as follows:

7.12	Order of completion

Completion will occur immediately before completion of the Manufacturing Business Sale Agreement, but only after the Vendor and OSI have confirmed that they will complete the Manufacturing Business Sale Agreement immediately after Completion.

It is also agreed that, pursuant to clause 7.10 of the Agreement, all inventory of finished meat pattie products as at midnight on 3 April 2005:

1.	at the Blacktown Site;

2.	at a storage facility (but not at another distribution centre to be acquired by the Purchaser under the Agreement); or

3.	in transit to such another distribution centre, or storage facility are excluded as Assets from the Agreement, on the basis that they are to be included as assets sold under the Manufacturing Business Sale Agreement.

The final sentence in the definition of “Trading Stock” in clause 1.1 is also taken to be deleted.

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Capitalised words used in this Deed and defined in the Agreement have the same meaning as in the Agreement.

Deed of Amendment of Distribution Business Sale Agreement

Executed and delivered as a Deed in Brisbane.

Executed by Australia Meat Holdings Pty
Limited:

/s/ John Robert Keir	/s/ Kenneth George Flanders

Director Signature	Director/Secretary Signature

John Robert Keir	Kenneth George Flanders

Print Name	Print Name

Signed Sealed and Delivered by McKey
Distribution Pty Limited ACN 111 374 344
under power of attorney in the presence of:

/s/ Alexis Talcott-Curry	/s/ Peter Fullelove

Signature of Alexis Talcott-Curry as Witness	Signature of Peter Fullelove as Attorney

Alexis Talcott-Curry	Peter Fullelove

Date of Power of Attorney

Executed for and on behalf of Keystone Foods Pty
Limited:

/s/ Stanley Fronczkowsky	/s/ Peter Graham Fullelove

Director Signature	Director/Secretary Signature

Stanley Fronczkowsky	Peter Graham Fullelove

Print Name	Print Name